Exhibit 99.1

Oct. 19, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Cynthia Williams
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1478

BB&T reports 3rd quarter earnings per share of $.23
Colonial Bank integration progressing well

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported $157 million in net income for the third quarter, or $.23 per diluted common share, compared with $362 million, or $.65 per diluted common share, earned during the third quarter of 2008. The third quarter results produced annualized returns on average assets and average common shareholders’ equity of .40% and 3.90%, respectively.

     “I am pleased with most aspects of our current performance,” said President and Chief Executive Officer Kelly S. King. “Our revenue growth for the quarter was very strong at 16.1%, the net interest margin is improved, growth in noninterest-bearing deposits is exceptional and the impact from the Colonial acquisition is positive. However, our earnings continue to be negatively affected by a significant provision for credit losses and other costs related to the credit environment.

     “We are very excited about our acquisition of the assets and deposits of Colonial Bank and with the progress of our integration plans. We continue to project meaningful earnings accretion from the transaction, which provides tremendous strategic benefits for BB&T. We welcome our new colleagues from the former Colonial and our new clients. The acquisition has been viewed very positively by our new depositors, as evidenced by stable client deposits.”

     For the first nine months of the year, BB&T’s net income was $683 million, compared with $1.2 billion earned in the first nine months of 2008. Diluted earnings per common share for the first nine months of 2009 totaled $.88, compared with $2.20 earned during the same period in 2008. Results for the first nine months of 2009 produced annualized returns on average assets and average common shareholders’ equity of .60% and 5.09%, respectively.

     On Aug. 14, BB&T assumed all of the deposits and acquired certain assets and other liabilities of Colonial Bank (Colonial), headquartered in Montgomery, Ala., from the Federal Deposit Insurance Corporation (FDIC). Colonial operated 357 banking offices in Alabama, Florida, Georgia, Texas and Nevada. The acquisition significantly strengthened BB&T’s banking franchise, moving BB&T to fifth in deposit market share in Florida and fourth in Alabama.

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     “The acquisition meets all of our stated objectives for growth, including near-term earnings accretion and minimal additional credit risk.” King said. “Our risk in the transaction is significantly limited by an agreement with the FDIC whereby they reimburse BB&T for the vast majority of the losses on the assets we acquired.”

     BB&T last week jointly announced an agreement with U.S. Bank to sell Colonial branches and related deposits in Nevada in the first quarter of 2010. The agreement excludes substantially all of the loans associated with these branches, which will remain with BB&T and remain covered by the FDIC loss-share agreement.

Early stage delinquencies and charge-offs stable; nonperforming assets increase

     Nonperforming assets as a percentage of total assets increased to 2.48% at Sept. 30 (or 2.52% excluding covered loans and foreclosed assets), compared with 2.19% at June 30. Annualized net charge-offs were 1.71% of average loans and leases for the third quarter of 2009 (or 1.79% excluding covered loans), a decrease from 1.81% in the second quarter. Early indicators of problem loans were largely stable compared with the second quarter.

     The provision for credit losses totaled $709 million in the third quarter, an increase of $345 million compared with the same quarter last year, and exceeded net charge-offs by $263 million. The higher provision increased the allowance for loan and lease losses as a percentage of loans held for investment to 2.29% at Sept. 30 (or 2.49% excluding covered loans), compared with 2.19% at June 30. The increases in nonperforming assets and the provision for credit losses were driven by continued deterioration in housing-related credits. The largest concentration of housing-related credit issues continues to be in Atlanta, Florida and metro Washington, D.C.

Client deposit growth very strong; balance sheet growth continues

     The growth rate in average client deposits was very strong at 20.1%, including balances acquired from Colonial, compared with the third quarter of 2008. Average deposits totaled $107.3 billion for the third quarter of 2009, an increase of $17.3 billion, or 19.2%, compared with the third quarter last year. The increase in client deposits included growth in average noninterest-bearing deposits, which increased $4.2 billion, or 31.9%, compared with the third quarter of 2008. Excluding the Colonial acquisition, which added approximately $19 billion in deposits, average client deposit growth was 7.6% and average noninterest-bearing deposit growth was 17.8%, reflecting a significant improvement in deposit mix.

     Average loans and leases held for investment totaled $100.3 billion for the third quarter, reflecting an increase of $5.7 billion, or 6.0%, including the acquired loans of Colonial, compared to the third quarter of 2008. The increase included growth in average commercial loans and leases, which increased $1.8 billion, or 3.7%; growth in average loans originated by BB&T’s specialized lending subsidiaries, which increased $1.9 billion, or 33.5%, including acquisitions; average sales finance loans, which increased $236 million, or 3.8%; and average revolving credit loans, which increased $198 million, or 11.7%, compared with the third quarter last year. Average mortgage loans declined $1.8 billion, or 10.2%, as the vast majority of new mortgage loan production is composed of conforming loans that are sold in the secondary market.

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Net interest margin improves to 3.68%; Colonial transaction improves margin outlook

     BB&T’s fully taxable equivalent net interest income totaled $1.27 billion for the third quarter, an increase of 14.2% compared with the same quarter of 2008. The net interest margin was 3.68% for the third quarter, up two basis points compared with 3.66% in the third quarter of 2008, and up 12 basis points compared with the second quarter of 2009. The improvement in the margin reflects the accretive impact of the Colonial acquisition and improved asset and liability pricing from BB&T’s legacy balance sheet. Management anticipates additional improvement in margin, largely due to the Colonial acquisition.

Noninterest revenues increase 18.7%; mortgage banking revenue up 73.5%

     Noninterest income increased $148 million, or 18.7%, during the third quarter compared with the third quarter of 2008. These increases reflect another strong performance from BB&T’s mortgage banking operation during the quarter, as well as increased revenue from BB&T’s insurance operation and other nondeposit fees and commissions.

     BB&T earned $144 million in mortgage-related revenue in the third quarter, an increase of 73.5% compared with the third quarter of 2008. The growth in mortgage banking income is due to continued strong production revenue from residential mortgage banking operations, including $6.9 billion in mortgage loan originations. The elevated level of mortgage originations reflects the continued favorable interest rate environment.

     BB&T earned $254 million in insurance-related revenue in the third quarter, up $22 million, or 9.5%, compared with the third quarter of 2008. The increase in insurance income was due to growth in property and casualty and credit and employee-benefit insurance commissions, including growth from acquisitions. The increase in other nondeposit fees and commissions of $12 million, or 25.5%, was primarily due to an increase in letters of credit and other commercial loan servicing fees, as well as a strong performance from BB&T’s equipment finance business.

     Other noninterest income totaled $23 million during the third quarter of 2009, compared with $6 million for the same period of 2008. The growth in other noninterest income was primarily due to an increase of $18 million in income from financial assets that provide for post-employment benefits.

Expenses increase due to increased FDIC insurance premiums and credit-related costs

     BB&T’s noninterest expenses increased $315 million, or 31.3%, in the third quarter compared with the same period in 2008. The increase included $96 million of additional foreclosed property expenses due to BB&T’s foreclosed property strategy; an additional $35 million in FDIC insurance expense; and $17 million for increased pension costs. Excluding these items, growth from purchase acquisitions and significant items, noninterest expenses increased 2.7% compared with the third quarter last year.

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Capital levels remain strong following successful common stock issuance

     On Aug. 21, BB&T issued 38.5 million shares of common stock at $26 per share, leading to net proceeds of $963 million. The offering was made in connection with the Colonial Bank acquisition to further strengthen BB&T’s capital levels. BB&T’s Tier 1 common ratio at Sept. 30 and June 30 was 8.4%, among the strongest in the industry. The Tier 1 risk-based capital and total risk-based capital ratios were 11.1% and 15.6%, respectively, at Sept. 30, compared with 10.6% and 15.2%, respectively, at June 30. The improvement in these capital levels reflects the common stock issuance. BB&T’s risk-based and tangible capital ratios remain well above regulatory standards for well-capitalized banks.

BB&T’s noninterest revenue-producing businesses expand through acquisitions

     During the third quarter, a wholly owned subsidiary of BB&T Corporation, Grandbridge Real Estate Capital LLC, acquired Dallas, Texas-based real estate finance and advisory firm Quantum First Capital. Grandbridge also acquired Louisville, Ky.-based BFG Realty Advisors and its loan servicing portfolio. Both acquisitions will strengthen market presence and lead to better service for existing clients in these markets.

     At Sept. 30, BB&T had $165.3 billion in assets and operated 1,859 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Texas, Nevada, Indiana and Washington, D.C. BB&T’s common stock is traded on the New York Stock Exchange under the trading symbol BBT. For additional information about BB&T’s financial performance, company news, products and services, please visit our Web site at www.BBT.com.

Earnings Webcast

     To hear a live webcast of BB&T’s third quarter 2009 earnings conference call at 11 a.m. (EDT) today, please visit our Web site at www.BBT.com. Replays of the conference call will be available on the BB&T Web site until Friday, Oct. 30, or by dialing 1-888-203-1112 (access code 6794434) until Saturday, Oct. 24.

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       Regulatory capital ratios are preliminary.

     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.